Exhibit 99.1

NEWS RELEASE

CONTACT:
--------
Robert G. LaVigne, CFO
Farmstead Telephone Group, Inc.
Voice:  860-610-6002
Fax:    860-610-6001

INVESTOR RELATIONS:
-------------------
Dave Gentry/Alex Lewis
Aurelius Consulting Group
www.runonideas.com
(407) 644-4256

                                                      For Immediate Release

           FARMSTEAD SHARES TO BE TRADED ON THE OTC BULLETIN BOARD

EAST HARTFORD, CT., December 23, 2005 - Farmstead Telephone Group, Inc. (AMEX: FTG) today announced that it has reached an agreement with a brokerage firm to represent the Company as a Market Maker, and an application has been submitted to the NASD for a listing on the Over-the-Counter Bulletin Board ("OTCBB"). The Company expects to be listed by December 30, 2005. This action was prompted by the receipt of a notice from the American Stock Exchange on December 19, 2005 that an appointed Listing Qualifications Panel has decided to continue proceedings to delist the Company based on the Company not achieving the minimum shareholders' equity level required for continued listing in a time frame consistent with their guidelines. Although the Company could further appeal this determination to the Amex's Committee on Securities, it has decided to proceed with a move to the OTCBB.

Jean-Marc Stiegemeier, Farmstead's Chairman, President and CEO, said: "There is no question in my mind that our move to the OTC Bulletin Board, at this time, is in the best interests of our shareholders. We are now free to raise the capital necessary to begin the national roll-out of our One IP Voice hosted solution. The full roll out of the One IP Voice offerings is on schedule to commence the first week of January. The market's validation and acceptance of our One IP Voice offerings continues. Whether Farmstead trades on the AMEX, NASDAQ or the OTCBB, it will not affect our ability to transform Farmstead into a major player in the VOIP market, nor our ability to grow revenues and move towards profitability. However, I want to make it clear that our plan is to move back to a national exchange as soon as it is feasible."

About One IP Voice
One IP Voice, a wholly owned subsidiary of Farmstead Telephone Group, provides carrier-based Hosted IP Telephony solutions along with Network Services. The primary target of the One IP Voice offering will be to the Small to Medium Businesses (SMB) market for the under 200-employee businesses. The facilities-based One IP Voice offering will include Hosted IP Centrex and IP Trunking services, bundled with private One IP Voice "Last Mile" connectivity on a national basis, long distance calling, On Net calling, local area calling, 911 capabilities and Wide Area Network (WAN) voice and data connectivity. One IP Voice will also offer a consumer VoIP product.

About Farmstead
Farmstead Telephone Group, Inc. is an Avaya Inc. Platinum Business Partner, selling, installing and maintaining both new and refurbished Avaya business communications products nationwide. Further information about Farmstead Telephone may be found at http://www.farmstead.com.

To add yourself to our email distribution list, click here:

http://www.b2i.us/frame.asp?BzID=1042&to=ea&Nav=1&S=0&L=1

                                    # # #

This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.